Exhibit 1
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        ST. JUDE MEDICAL CHAIRMAN AND CEO TERRY SHEPHERD TO RETIRE IN MAY
             2004; PRESIDENT AND COO DAN STARKS TO SUCCEED SHEPHERD

ST. PAUL, MN, December 10, 2003 -- St. Jude Medical, Inc. (NYSE: STJ) announced today that Chairman and Chief Executive Officer Terry L. Shepherd has decided to retire effective with the Company's annual meeting in May 2004. Mr. Shepherd became Chief Executive Officer of St. Jude Medical in May 1999 and was elected Chairman of the Board in May 2002. The Board of Directors has elected President and Chief Operating Officer Daniel J. Starks to succeed Mr. Shepherd as Chief Executive Officer and Chairman of the Board of Directors, effective upon Mr. Shepherd's retirement. Mr. Shepherd will also retire from the St. Jude Medical Board of Directors in May 2004.

Daniel J. Starks, 49, is a 19 year veteran of St. Jude Medical, including his tenure with the Daig Corporation it acquired in 1996. Mr. Starks became President and Chief Operating Officer of St. Jude Medical in February 2001. Mr. Starks previously served as CEO and President of its Cardiac Rhythm Management business, CEO and President of its Daig business, and as a Director and President of Daig Corporation. Mr. Starks has been a member of the St. Jude Medical Board of Directors since the Company acquired Daig Corporation in 1996. Mr. Starks graduated from the University of Minnesota Law School magna cum laude in 1979 and began his career practicing law in Minnesota. Terry L. Shepherd, 50, joined St. Jude Medical as President of its Heart Valve business in October 1994. He has worked in the medical technology industry for 22 years. Mr. Shepherd underwent successful open heart surgery in July 2003.

"Today's announcement reflects a very natural leadership transition process and the great confidence that I and the Board of Directors have in Dan Starks and the next generation of leadership at St. Jude Medical," said Terry L. Shepherd. "When Dan was elevated to the position of President and Chief Operating Officer in early 2001, it was with the clear intention to prepare for this transition. The Company is now in superb shape, the next growth opportunities for St. Jude Medical are now unfolding on schedule and the leadership team is stronger than it ever has been and deserves the opportunity to step forward. Dan and I have worked together effectively as partners leading St. Jude Medical over the past several years and I expect this transition to be absolutely seamless."

Dan Starks said, "All of St. Jude Medical salutes Terry Shepherd for his leadership and example as Chairman and CEO, colleague, and technologist completely focused at all times on doing what is best for patients, medical care providers, our shareholders and our employees on a global basis. We will benefit from Terry's legacy for years to come. Our market opportunity, technology, and employees all are positioned for sustained growth and success as we expand the ways we can help patients suffering from atrial fibrillation, other cardiac rhythm disorders, heart failure, coronary artery disease and heart valve defects. I am privileged to have worked so closely with Terry. I look forward to carrying on our disease management programs together with all of the members of the St. Jude Medical team."

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.